Exhibit 10.2

[*Designates portions of this document have been omitted pursuant to a request for confidential treatment filed separately with the Commission]

PRIVATE LABEL SUPPLY AGREEMENT
AND STRATEGIC ALLIANCE

This Private Label Supply Agreement and Strategic Alliance (“Agreement”), dated August 25, 2005 (“Effective Date”), is entered into by NutraCea, a California corporation (“NUTRA”), and ITV Global, a Nevada corporation (“ITV”).

Recitals

A.           NUTRA is engaged in the business of producing and selling various types of nutritional products.

B.           ITV is engaged in the business of marketing and selling various types of products via Direct Response advertising.

C.           ITV and NUTRA desire that ITV purchase from NUTRA, and NUTRA sell to ITV, upon and subject to the terms and conditions set forth in this Agreement, certain products mentioned herein.

D.           ITV and NUTRA desire that ITV exclusively market and distribute world-wide certain products labeled and marketed as the “Rice Patty” collection, as described herein.

Agreement

Whereas, the parties agree and understand that this Agreement shall supersede any and all prior written or oral agreements previously entered into;

In consideration of the foregoing recitals and the mutual covenants set forth in this Agreement, ITV and NUTRA agree as follows:

1.    Definitions.  As used in this Agreement, the following terms shall have the following meanings:

1.1    Affiliate.  “Affiliate”, when used with reference to a specified Person, shall mean (a) the natural person in ultimate control of such Person; and (b) any Person directly or indirectly controlling, controlled by or under common control with such Person.

1.2    Aggregate Units.  Aggregate units shall mean a combination of all the Products mentioned herein.

1.3    Contract Quarter.  “Contract Quarter” shall mean each three (3) month period beginning on October 1 and ending on December 31, each three (3) month period beginning on January 1 and ending on March 31, each three (3) month period beginning on April 1 and ending on June 30, and each three (3) month period beginning on July 1 and ending on September 30.

1.4    Contract Quarter Minimum.  “Contract Quarter Minimum” shall have the meaning specified in Section 2.6.

1.5    Contract Year.  “Contract Year” shall mean each twelve month period beginning on Effective Date and ending on 12 months from the Effective Date .

1.6    Direct Response Marketing.  Shall mean any and all Product advertising existing now or developed for the Product line during the term of this Agreement, including but not limited to infomercials, radio advertisements, print advertisement, package inserts, network marketing, insert programs and internet marketing.

1.7    Force Majeure Event.  “Force Majeure Event” shall have the meaning specified in Section 12 below.

1.8    Initial Order.  “Initial Order” shall have the meaning specified in Section 2.6.

1.9    ITV Marks.  “ITV Marks” shall mean all trademarks and logos owned or claimed by ITV.

1.10      Minimum Quantity.  “Minimum Quantity” shall have the meaning set forth in Section 2.6.

1.11      Non-Conforming Product.  Shall mean any product that does not meet ordinary reasonable merchantable standards.   By way of example but not limited to, Non-Conforming products shall mean incorrect amount of product per bottle, label incorrectly placed on bottle, improper seal, incorrect formula, no accompanying certificate of analysis.

1.12      NUTRA Marks.  “NUTRA Marks” shall mean all trademarks, service marks, and other marks or logos owned or claimed by NUTRA.  The parties agree that NUTRA owns and shall retain all right, title and interest in the NUTRA Marks, including without limitation the “Rice Patty” trademark and the NutraCea logos, including without limitation the Caduceus logo.

1.13      Person.  “Person” shall mean any individual, partnership, joint venture, corporation, trust, unincorporated organization or other entity.

1.14      Products.  “Products” shall mean only those products from the “Rice Patty” collection listed on Exhibit A attached to this Agreement.  “Products” shall not include similar or identical products or product formulations, sold and marketed by Nutra or any third parties under different names or labels.

1.15   Product Cost.  Product cost shall mean the total cost to manufacture, assemble, and prepare each product for market.  Such cost shall include, but not be limited to, costs of encapsulating, bottling and blending the raw materials, costs of packaging and the other direct and actual costs to NUTRA of manufacturing, assembling, and preparing the Products for market.  Product Cost shall be determined as of the date of the applicable purchase order for the Product.  The Product Cost for SRB shall be the lowest wholesale price at which the SRB is commercially sold by NUTRA at any place in the United States of America.

1.16   SRB.  “SRB” shall mean stabilized rice bran derivatives.

1.17   Transferred Marks.  Transferred Marks means the tradenames “Flex Protex” and “Rice ‘N’ Shine.”

2.    Purchase and Sale of Products.

2.1    Sale of Products by NUTRA.  During the term of this Agreement, NUTRA will exclusively, subject to Sections 2.6 and 3 below, sell to ITV, upon and subject to the terms and conditions set forth in this Agreement, such quantities of Products as ITV may order from time to time.

2.2            Packaging; Labels.  The Products to be purchased and sold under this Agreement will be packaged in such packaging and will bear such ITV Marks and NUTRA Marks as is mutually agreed upon by the parties.  NUTRA agrees to private label certain Products exclusively for ITV. ITV shall be responsible for all costs and expenses relating to the creation and printing of the labels for the Products and all costs and expenses incurred to affix the labels to the Products.

2.3            Production.  ITV reserves the right to reject any Non-Conforming Product from the manufacturer selected by the parties pursuant to Section 2.4 and shall notify both NUTRA and the manufacturer of any such defects.  ITV will notify NUTRA of such as soon as reasonably possible.  The parties shall instruct such manufacturer that all shipments of Product must have an accompanying certificate of analysis.  NUTRA shall provide the manufacturer with a certificate of analysis for its SRB for each shipment to the manufacturer.

2.4            Fulfillment of Product.  NUTRA shall contract with one or more third party manufacturer(s) to manufacture, assemble, package, and label the Products.  The manufacturer shall be a company selected in writing by NUTRA.  The manufacturer must be able to supply Product of at least equal quality to the Product currently supplied by NUTRA.  The manufacturer shall be obligated to obtain the “RiSolubles” and other SRB derivatives from NUTRA, and shall utilize the same Product formulations and raw material sources of supply as currently utilized by NUTRA, without variations, except to the extent expressly approved by NUTRA in advance and in writing. Such manufacturer shall contract directly with NUTRA to provide the Product and shall ship the Product to ITV in accordance with all ITV purchase orders to NUTRA issued pursuant to this Agreement. ITV shall not place orders directly with the manufacturer. ITV shall enter into a written agreement with the manufacturer to guaranty payment for all Product produced pursuant to the manufacturing agreement and such guaranty shall be the sole recourse of the manufacturer in the event of a payment default under the manufacturing agreement.  The current and future manufacturer must accept ITV as the sole source of payment under the manufacturing agreement and must agree to be paid for each shipment * days following shipment of the Product order.   During the term of this Agreement the parties agree to evaluate alternate manufacturing options, subject to approval by NUTRA in its sole discretion.  If, at any time in the future, NUTRA agrees to utilize a manufacturer approved by ITV and that manufacturer does not agree to accept ITV as the sole source of payment under the manufacturing agreement, ITV shall pay for the Product on alternate payment terms that protect NUTRA from liability for the manufacturing costs. All manufacturers must enter into a nondisclosure and non-circumvention agreement in a form acceptable to NUTRA prior to obtaining proprietary Product Information, submitting bids, or commencement of any manufacturing activities.

2.5            Order Procedure.  ITV’s orders for quantities of Products purchased under this Agreement will be placed by ITV by means of purchase orders delivered to NUTRA, each of which shall reference this Agreement.  Each such purchase order must specify a shipment date that is not less than forty five (45) days from the date of such purchase order.  NUTRA shall have no responsibility for any delays or failures resulting from the manufacturer approved by ITV pursuant to Section 2.4.NUTRA agrees to fulfill all purchase orders for the SRB within six (6) weeks of receiving the purchase order. ITV may issue a standing order to NUTRA, and each shipment or installment shall be severable and a distinct purchase order from each other.  Each purchase order form shall specify the Product name, formulation, number of Product units, order date and price and shall comply with the terms and conditions of this Agreement, and the terms hereof shall supersede any contrary terms contained in any purchase order.  All purchase orders shall be in a form and content specifically approved in advance by NUTRA.   Except as provided or permitted herein, the purchase order shall not include any additional or pre-printed terms or conditions.

2.6            Minimum Quantity.  During the term of this Agreement, after the Initial Order (defined below), ITV agrees to order and purchase not less than * Aggregate Units of the Products per purchase order, except for *, which shall have a minimum order amount of * (“Minimum Quantity”).  In addition to the Minimum Quantity, ITV agrees to purchase during the term of this Agreement a minimum of * Dollars ($*) worth of Product each Contract Quarter (“Contract Quarter Minimum”). The Contract Quarter Minimum requirement shall be determined by the sum of all Products ordered at the prices set forth in each purchase order.  Notwithstanding the foregoing, ITV’s initial order, which may be shipped in installments from the manufacturer, shall be for no less than a total of * Dollars ($*) of * (the “Initial Order”).

2.7            Cancellation.  NUTRA shall not be obligated to accept, and ITV shall not be entitled to request any delays in delivery or to cancel any purchase order placed by ITV; provided, that if a governmental agency notifies ITV in writing that it objects to ITV’s performance of its obligations under this Agreement, then ITV shall be entitled to cancel any open purchase orders upon delivery to NUTRA of written proof of the notice of governmental objection. Notwithstanding the foregoing, ITV shall make all outstanding payments for amounts due to the manufacturer arising from any cancelled order.

2.8            Shipments.  All Products purchased by ITV under this Agreement will be shipped FOB the manufacturer’s designated facility and risk of loss will pass to ITV upon shipment.  ITV will pay all shipping costs.

2.9    Invoicing; Terms of Payment.

(a)  Except as provided in Section 2.9(b) below, the terms of payment shall be * days from the date of shipment of the Product from the manufacturer.  Any amount not paid when due shall accrue an additional * percent (*%) per month until paid.  Each payment shall be payable directly into an escrow account established by NUTRA with Weintraub Genshlea Chediak law corporation or an escrow holder reasonably acceptable to ITV and the deposited funds shall be used to immediately make payment to the manufacturer and the balance distributed to NUTRA.  All other amounts due hereunder shall be paid directly to NUTRA.

(b)  Notwithstanding the provisions of Section 2.9(a), ITV’s payment to NUTRA for all ordered Product other than the Initial Order shall be due no later than the earlier of (i) the time required under Section 2.9(a), and (ii) * days after the date of the applicable Product purchase order.

(c)  For the Initial Order, ITV agrees to receive a minimum shipment of * of the Initial Order on or before each of the following dates: September 30, 2005 and an additional * of the Initial Order on each of the October 31, 2005, December 31, 2005, January 30, 2006 and February 28, 2006.  Provided that the required Product is ready for shipment on each of these dates, ITV shall pay for the Product on the earlier of * days after shipment or * days after each of these dates (whether or not the shipment occurs).  Notwithstanding the foregoing, if on any Initial Order shipment date the Product is not ready for shipment and the delay is not caused by ITV, payment shall not be due until * days after the date that the Product is available for shipment.

3.          Exclusivity Granted to ITV.  During the term of this Agreement, so long as ITV meets the Contract Quarter Minimum, NUTRA or its successors, assigns or designees will not market, distribute or sell the Products to any other entity and ITV shall be granted the exclusive worldwide license to market and distribute all of the Products.  Notwithstanding the foregoing, NUTRA, or its designees may manufacture, distribute, market and/or sell similar or identical products under different names or labels. In the event that ITV does not meet the Contract Quarter Minimum, and fails to cure such default within thirty (30) days after the end of the Contract Quarter in which the Contract Quarter Minimum was not met, this Agreement shall become non-exclusive and NUTRA may sell the Products bearing NUTRA Marks to other parties in its sole discretion.

4.         Prices.

4.1            Prices.  NUTRA will mark up the Product by * percent (*%) of the total finished Product Cost.  The manufacturer selected under Section 2.4 above shall be directed to provide ITV and NUTRA true and correct duplicate copies of all invoices submitted by the manufacturer for producing the Product. In no event will NUTRA sell the Products at a mark up greater than * percent (*%) of the actual Product Cost and in no event will ITV purchase the Products at a mark up less than * percent (*%) of the actual Product Cost.  The parties agree and understand that the prices are subject to change due to changes in manufacturing and other direct costs, volume and manufacturing discounts and minimum requirements, increase in raw material costs, changes in formula modifications or otherwise.  The prices on the Initial Purchase Order and subsequent purchase orders shall be determined as of the date of the purchase order and applied to the obligations of the Contract Quarter Minimums.

4.2            Raw Materials.  NUTRA agrees that if the cost of the SRB becomes less expensive to NUTRA then it will pass those savings on to ITV and if the cost of the SRB becomes more expensive then it will notify ITV in writing, within thirty (30) days (or as soon as reasonably available, if less) prior to the increase of the costs to ITV, all in accordance with this Agreement.

5.          Obligations of ITV.

5.1            Purchase Forecasts.  ITV will use its best efforts to deliver to NUTRA a written forecast setting forth ITV’s good faith estimate of ITV’s anticipated purchases of Products for that Contract Quarter, by month on a Product-by-Product basis.  Such forecasts will not be binding on ITV, but ITV will use its best efforts to ensure the accuracy of the same.

5.2            Compliance with Law.  ITV will comply with all applicable laws, statutes and regulations relating to the marketing, distribution and sale of Products purchased by it under this Agreement. NUTRA will also comply with all applicable laws, statutes and regulations relating to the manufacturing of nutritional products and dietary supplements and abide by good manufacturing practices.

5.3            Marketing and Sales Efforts.  Throughout the term of this Agreement, ITV shall use its best efforts to market, distribute and sell Products bearing one or more of ITV’s  and NUTRA’s Marks, including but not limited to Direct Response Marketing.  Upon signing this Agreement and until the termination of this Agreement, NUTRA shall maintain on its website (www.nutracea.com) a link to the ITV website and NUTRA shall not sell any Product other than by directing customers to the ITV website.

5.4            Up-Selling.  ITV agrees to up-sell the Products first before attempting to up-sell any non NUTRA products.  ITV will not be prohibited from up-selling any of its products with NUTRA Products.

6.         Issuance of Securities.  NUTRA agrees to issue to ITV or its designees an option to acquire up to two hundred and fifty thousand (250,000) shares of NUTRA restricted common stock at the average of the “bid” and “ask” market price on the Effective Date, as follows: options to acquire and vest fifty thousand (50,000) shares upon payment in full of the first Contract Quarter Minimum, and fifty thousand (50,000) for each Contract Quarter during the term of this Agreement in which ITV purchases and pays in full in accordance with the terms and conditions of this Agreement, the Contract Quarter Minimum, until the aggregate total of options granted under this Section equals two hundred fifty thousand (250,000).  ITV shall have a thirty (30) day right after the end of each Contract Quarter during the term of this Agreement to cure any shortfall in failing to purchase the Contract Quarter Minimum for the prior Contract Quarter; and if ITV cures any such shortfall it shall vest in the options. NUTRA shall have no further obligations under this Section to grant options to ITV upon ITV receiving options to purchase an aggregate total of two hundred fifty thousand (250,000) shares of NUTRA restricted common stock.  If necessary, the parties agree to amend this Section of the Agreement in order to comply with all applicable state and federal securities law.  In the event of a breach by ITV of any monetary obligation hereunder, any and all rights of ITV to any options hereunder that have not yet vested shall immediately terminate and be of no further force or effect.  All options issued under this Section shall include a lock-up restriction, prohibiting the sale of the underlying security until December 31, 2007, except in the event of an acquisition of all or substantially all of the assets of NUTRA to an unrelated third party, at which time the lock-up shall terminate, and all options will vest and be available for exercise and sale at the time the acquisition is completed.

7.         INTELLECTUAL PROPERTY.

7.1            Marks.  NUTRA will not use any ITV Mark in connection with the marketing, distribution or sale of any of the Products unless expressly authorized in writing by ITV.  ITV will not use any NUTRA Marks in connection with the marketing, distribution or sale of any Products unless expressly authorized hereunder or in a separate writing by NUTRA.  All Product names listed on Exhibit A are NUTRA Marks; provided, that after five (5) Contract Quarters, and if ITV has not breached any of its monetary or other obligations hereunder, NUTRA agrees to convey all of its right and interest in the Transferred Marks to ITV and such marks shall thereafter be ITV Marks.

7.2            Labels and package design.  All private labels and packaging (excluding any NUTRA Marks) developed by NUTRA and exclusively created for ITV shall be “work for hire” and owned by ITV.

7.3            Infomercial. The entire editorial, visual, audio and graphic content of all advertisements and promotional materials developed by ITV in connection with the promotion, marketing and distribution of the Product(s), including without limitation, (i) the programs and the performances recorded therein, the promotional segments, and any other marketing materials prepared in connection with the Product(s), (ii) all raw footage shot in the course of producing the programs, (iii) all trademarks developed for ITV or its affiliates, (iv) all musical compositions included in the programs, and shall be and remain the sole property of ITV, (v)  and any developed web domains for the Products (“ITV Intellectual Property”).   NUTRA shall not acquire any right, title or interest in the ITV Intellectual Property by virtue of this Agreement or otherwise.  NUTRA hereby assigns and agrees to assign to ITV all of NUTRA’s right, title and interest in the ITV Intellectual Property mentioned in this Section 7.3 and Section 7.2 above.  NUTRA shall not in any way or at any time dispute or attack the validity or harm or contest the rights of ITV in or to any of the ITV Intellectual Property.  Any unauthorized use of any of the ITV Intellectual Property by NUTRA shall be deemed an infringement of the rights of ITV therein.

7.4           NUTRA Intellectual Property.  During the term of this Agreement, NUTRA hereby grants to ITV a world wide, royalty-free license to use all NUTRA trade marks, copyrights, service marks, and logos provided by NUTRA for the Products (specifically not including any trade secrets, patented items, or software items) solely for use for the Products and all proprietary marks of NUTRA solely for use for the Products in conjunction with ITV’s performance under this Agreement. ITV shall have no right to use any other copyrighted materials or proprietary marks of NUTRA. This license or rights granted per this Section 7.4 shall not be assignable unless agreed upon by NUTRA.

7.5            Confidentiality.  All customer lists, price lists, written and unwritten marketing plans, techniques, methods and data, sales and transaction data, and other information designated or deemed either by NUTRA or ITV as being confidential or a trade secret, shall constitute confidential information of or NUTRA or ITV, as applicable (“Confidential Information”).  NUTRA and ITV shall hold all Confidential Information in the strictest confidence and shall protect all Confidential Information with the same degree of care that NUTRA and ITV exercises with respect to its own proprietary information.  Without the prior written consent of the other, NUTRA or ITV shall not use, disclose, divulge or otherwise disseminate any Confidential Information to any person or entity, except for each party’s attorneys and such other professionals as the companies may retain in order for it to enforce the provisions of this Agreement.  Notwithstanding the foregoing NUTRA and ITV shall have no obligation with respect to any Confidential Information which (i) is or becomes within the public domain through no act of NUTRA or ITV in breach of this Agreement, (ii) was lawfully in the possession of NUTRA or ITV without any restriction on use or disclosure prior to its disclosure hereunder, (iii) is lawfully received from another source subsequent to the date of this Agreement without any restriction on use or disclosure, or (iv) is required to be disclosed by order of any court of competent jurisdiction or other government authority (provided in such latter case, however, that each company  shall timely inform the other of all such legal or governmental proceedings so that the company may attempt by appropriate legal means to limit such disclosure, and NUTRA and ITV shall further use its best efforts to limit the disclosure and maintain confidentiality to the maximum extent possible).

7.6            Non-Circumvention.  During the term of this Agreement and for a period of one (1) year thereafter, ITV shall not, directly or indirectly, transact business directly with any manufacturer, supplier or producer of the Products that ITV becomes aware of as a result of this Agreement without NUTRA’s prior written consent.  The provisions of this Section 7.6 shall be deemed to consist of a series of separate covenants for each Product.  The parties agree that the one (1) year restricted period and the proscribed activities during such one (1) year period are reasonable in light of the relevant circumstances as of the date of this Agreement.  If any such period or activity are adjudged unreasonable in any final decision of a judge or arbitrator or administrative agency of competent jurisdiction, then the period or activity shall be reduced to the extent that they are determined to be unreasonable, so that this covenant may be enforced with respect to the maximum amount of such activities  and during the maximum time period as is adjudged to be reasonable.

8.          Warranty, Etc.

8.1            Limited Warranty.  NUTRA warrants that all Product ingredients supplied by NUTRA are generally recognized as safe for human consumption as formulated.  NUTRA further warrants that it is and has complied with all relevant laws, rules and regulations promulgated by the Food and Drug Administration.

8.2            Remedies for Breach of Warranty.  In the event of a breach of the warranty set forth in Section 8.1 above, NUTRA shall be obligated to either, in ITV’s sole discretion, (i) replace the Non-Conforming Products; or (ii) refund the price paid by ITV for the Non-Conforming Products.

8.3            Disclaimer of Warranty.  NUTRA MAKES NO WARRANTIES OR REPRESENTATIONS AS TO THE PERFORMANCE OF THE PRODUCTS, EXCEPT AS SET FORTH IN SECTION 8.1 ABOVE. ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, ARE HEREBY EXCLUDED.

8.4            Consequential Damages Waiver.  IN NO EVENT WILL EITHER PARTY BE LIABLE OR RESPONSIBLE FOR ANY TYPE OF INCIDENTAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES, INCLUDING, BUT NOT LIMITED TO, LOST REVENUE, OR LOST PROFITS, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, ARISING OUT OF OR RELATING TO THE PRODUCTS, THIS AGREEMENT, OR ANY PERFORMANCE OR NON-PERFORMANCE BY EITHER PARTY UNDER THIS AGREEMENT, WHETHER ARISING UNDER A THEORY OF BREACH OF WARRANTY, CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY OR OTHERWISE.

8.5            Limitation of Liability.  In no event will NUTRA have any liability or obligation to ITV arising out of or related to the Products, this Agreement or the performance or non-performance of NUTRA under this Agreement, in an amount greater than the aggregate amount actually paid by ITV to NUTRA for the Products with respect to which such alleged liability or obligation relates.

8.6            Insurance.  For so long as ITV continues to sell the Product(s), NUTRA shall maintain, at its own expense, a blanket liability insurance coverage, including, but not limited to, coverage for product liability for the Product in an amount not less than two million dollars ($2,000,000) in the aggregate and up to one million dollars ($1,000,000) per incident.  ITV shall be named as an additional insured on any such policies.  All such insurance shall be placed with one or more carriers, which are rated "A" or better by A. M. Best's rating service.  NUTRA shall deliver to ITV evidence of (i) the procurement of such insurance including evidence showing ITV has been named an additional insured in a form reasonably acceptable to ITV within fifteen (15) days of such procurement and (ii) maintenance of such insurance in a form reasonably acceptable to ITV at each renewal period and at such times as are requested by ITV.  ITV shall be provided no less than thirty (30) days prior written notice from NUTRA and its insurer of cancellation of such policy.  The costs associated with the NUTRA Insurance shall be reimbursed by ITV within five (5) business days of presentment of the invoice from the insurance company.

9.         Indemnification.

9.1            Indemnification by NUTRA.  NUTRA will defend, indemnify and hold ITV and its Affiliates, and their respective officers, directors and employees (the “Indemnified Parties”) harmless from and against, and will reimburse the Indemnified Parties with respect to, any and all claims, actions, demands, losses damages, liabilities, costs and expenses, including without limitation attorneys’ fees, which the Indemnified Parties, or any of them, may suffer or incur arising, directly or indirectly, out of (a) the allegation by any third Person that the Products infringe upon any United States patent; or (b) any claim brought against ITV by a state or federal governmental agency arising out of its conduct as permitted and contemplated under this Agreement, except in each case to the extent arising from the gross negligence or intentional misconduct of ITV or its employees or agents.

9.2            Indemnification by ITV.  ITV will defend, indemnify and hold NUTRA, its Affiliates, and their respective officers, directors and employees (“NUTRA Indemnified Parties”) harmless from and against, and will reimburse the NUTRA Indemnified Parties with respect to any and all claims, actions, demands, losses damages, liabilities, costs and expenses, including without limitation, attorneys fees, which the NUTRA Indemnified Parties, or any of them may suffer or incur arising, directly or indirectly, out of  ITV’s breach of any of its obligations under this Agreement, except to the extent arising from the gross negligence or intentional misconduct of NUTRA or its employees or agents.

9.3            Indemnification Procedure.  Any party claiming indemnification under this Agreement (“Indemnified Party”) shall provide the other party (the “Indemnifying Party) prompt notice in writing upon becoming aware of any action, suit, proceeding, claim, demand, judgment or assessment with respect to which a right to indemnification is claimed under Section 9.1 or 9.2 (a “Claim”).  The Indemnifying Party shall thereupon have the right to assume control of the defense and/or settlement of the Claim, provided that (a) the Indemnifying Party promptly undertakes such defense and/or settlement, and thereafter pursues the same with reasonable diligence; (b) the Indemnifying Party keeps the Indemnified Party reasonably informed of the progress of such defense and/or settlement; and (c) the Indemnifying Party does not compromise or settle the Claim without the Indemnified Party’s prior written consent, which consent will not be unreasonably withheld, conditioned or delayed.  The Indemnified Party may participate in the defense of a Claim at its own expense, however, Indemnified Party’s participation shall be solely as an observer.

10.       Relationship of Parties. This Agreement does not constitute ITV as a partner, joint venturer, agent or legal representative of NUTRA, or NUTRA as a partner, joint venturer, agent or legal representative of ITV for any purpose whatsoever.  Neither party grants any express or implied right or authority to the other party to assume or create any obligation or responsibility on behalf of or in the name of the other party, or to bind the other party in any matter or thing whatsoever.

11.       Termination.

11.1   Termination by Either Party.  NUTRA and ITV shall each have the right, at its option, to terminate this Agreement as follows:

(a)           By giving written notice to the other party, effective immediately, in the event that such other party shall be adjudicated bankrupt or shall petition for or consent to any relief under any bankruptcy, reorganization, receivership, liquidation, compromise, or any moratorium statute, whether now or hereafter in effect, or shall make an assignment for the benefit of its creditors, or shall petition for the appointment of a receiver, liquidator, trustee, or custodian for all or a substantial part of its assets, or if a receiver, liquidator, trustee or custodian is appointed for all or a substantial part of its assets and is not discharged within thirty (30) days after the date of such appointment; or

(b)           Upon any default in the performance of or breach of any agreement, covenant, obligation or undertaking of the other party made in this Agreement (unless caused by a Force Majeure Event, which shall be governed by Section 12 below, or unless the default is a monetary default by ITV, which shall be governed by Section 11.2 below), if such default or breach is not remedied to the reasonable satisfaction of the party giving notice of termination within thirty (30) days after written notice of the default or breach has been given to the defaulting party by the other party.

The notice of election to terminate this Agreement shall state the grounds upon which termination is based.

11.2    Termination Based on Monetary Default by ITV.  Following written notice from NUTRA of a monetary default, ITV’s opportunity to cure such default will be seven (7) calendar days from receipt of notice.  If such monetary default is not cured within such time, then NUTRA shall have the right to immediately terminate this Agreement.

11.3            Survival.  The provisions of Sections 2.9, 7.5, 7.6, 8 and 9, this Section 11.3, 11.4, and Section 13 shall survive the expiration or termination of this Agreement for any reason whatsoever.  Further, expiration or termination of this Agreement for any reason whatsoever shall not relieve or release either party hereto from any liabilities or obligations that it has incurred prior to the date of such expiration or termination.

11.4            Effect of Termination. Upon termination of this Agreement, ITV shall cease marketing of the Products immediately. ITV shall return to NUTRA all NUTRA Confidential Information  in ITV’s possession on the date of termination. ITV shall have no further rights to the Products upon termination of this Agreement and ITV shall immediately cease airing any and all infomercials or commercials relating to or referencing the Products.  In the event of a breach by ITV of any of its obligations under this Agreement, which breach is not cured during any applicable cure period hereunder, all assignments by NUTRA pursuant to Section 7 herein shall be null and void and of no further force or effect.  The parties agree that upon termination for any reason other than a default or breach by ITV, NUTRA will sell to ITV any Product that ITV reasonably requires to fulfill continuity and re-orders from ITV’s customers.  NUTRA will not be obligated to sell any Product to ITV following any termination due to a default or breach by ITV hereunder.

12.        Force Majeure.  If either party is prevented from performing, or delayed in the performance of, any of its obligations under this Agreement, except the payment of money, because of an event beyond its reasonable control, such as, but not limited to, inability to obtain materials or labor, any act of God, riot, war, civil unrest, flood, fire or earthquake (but excluding failure caused by a party’s financial condition or negligence), the affected party shall be excused from performance (other than the payment of money due hereunder) for the duration of the event (a “Force Majeure Event”); provided that the party whose performance has been impaired by the Force Majeure Event (a) promptly notifies the other party of the existence and nature of the Force Majeure Event and its anticipated effect on the performance of the notifying party under this Agreement; (b) promptly undertakes and thereafter diligently pursues any commercially reasonable action necessary to remove the effect of the Force Majeure Event, to the extent that the Force Majeure Event in question is of a nature such that its effects may be remedied by commercially reasonable action; and (c) keeps the other party informed during the duration of such Force Majeure Event of all facts pertaining thereto, including but not limited to the progress of the notifying party in remedying the same, if applicable.

13.        Miscellaneous.

13.1            Arbitration.  In the event of any dispute or controversy arising out of or relating to this Agreement, the parties hereto agree to submit such dispute or controversy to binding arbitration.  The sole arbitrator shall be selected from the list of arbitrators supplied by the American Arbitration Association following written request by any party hereto.  If the parties hereto cannot agree upon an arbitrator within thirty (30) days following receipt of the list of arbitrators by all parties to such arbitration, then either party may request, in writing, that the American Arbitration Association appoint an arbitrator within ten (10) days following receipt of such request (the “Arbitrator”).  If the arbitration is initiated by ITV, the arbitration shall take place in Sacramento County, California.  If the arbitration is initiated by NUTRA, the arbitration shall take place in Boston, Massachusetts.  Subject to the foregoing, the arbitration shall be held at a place and time mutually agreeable to the parties or if no such agreement is reached within ten (10) days following notice from the Arbitrator, at a place and time determined by the Arbitrator.  Such arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect.  The parties hereto agree that all actions or proceedings arising in connection with this Agreement shall be arbitrated exclusively in Sacramento County, California or Boston Massachusetts, as applicable.  The aforementioned choice of venue is intended by the parties to be mandatory and not permissive in nature, thereby precluding the possibility of litigation or arbitration between the parties with respect to or arising out of this Agreement in any jurisdiction other than that specified in this Section.  Each party hereby waives any right it may have to assert the doctrine of forum non conveniens or similar doctrine or to object to venue with respect to any proceeding brought in accordance with this Section, and stipulates that the Arbitrator shall have in personam jurisdiction and venue over each of them for the purpose of resolving any dispute, controversy, or proceeding arising out of or related to this Agreement.  The decision of the Arbitrator shall be final and binding on all the parties to the arbitration, shall be non-appealable and may be enforced by any court of competent jurisdiction.  In addition to attorneys’ fees as provided herein, the prevailing party shall be entitled to recover from the non-prevailing party reasonable costs and expenses.  The costs and fees of the arbitration shall be paid by the non-prevailing party.  The Arbitrator may grant any remedy that the Arbitrator deems appropriate including, without limitation, injunctive relief or specific performance.  Prior to the appointment of the Arbitrator, any party may seek a temporary restraining order or a preliminary injunction that shall be effective until a final decision is rendered by the Arbitrator.

13.2    Assignment.  This Agreement may not be assigned by either party without the prior written consent of the other party; provided, however, that this Agreement may be assigned by NUTRA, without the prior written consent of ITV, to any Person which acquires all or substantially all of the assets of NUTRA.

13.3    Applicable Law.  This Agreement shall be construed and interpreted in accordance with the internal laws of the State of California, notwithstanding its conflict of law provisions.

13.4            Entire Agreement.  This Agreement embodies the entire agreement and understanding of the parties hereto with respect to the subject matter hereof.  No representation, promise, inducement, statement or intention has been made by any party hereof that is not embodied herein, and no party shall be bound or liable for any alleged representation, promise, inducement or statement not so set forth herein.  Terms and conditions set forth in any of ITV’s purchase orders, or any other forms or documents of ITV, which are inconsistent with, or in addition to, the terms and conditions set forth in this Agreement, are hereby objected to and rejected in their entirety, regardless of when received, without further action or notification by NUTRA, and shall not be considered binding on NUTRA unless specifically agreed to in writing by it.

13.5            Severability.  If any provision of this Agreement or the application of any such provision to any party or any circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such party or circumstances other than those to which it is so determined to be invalid and unenforceable, shall not be affected thereby, and each provision hereof shall be validated and shall be enforced to the fullest extent permitted by law.

13.6            Waivers; Modification.  No party hereto shall be deemed as a consequence of any act, delay, failure, omission, forbearance or other indulgences granted from time to time by any other party hereto:  (a) to have waived, or to be estopped from exercising, any of its rights or remedies under this Agreement; or (b) to have modified, changed, amended, terminated, rescinded, or superseded any of the terms of this Agreement, unless such waiver, modification, amendment, change, termination, rescission, or supersession is express, in writing and signed by the party that is to be bound by such waiver, modification, amendment, change, termination, rescission or supersession.  No single or partial exercise by any party hereto of any right of remedy will preclude any other or further exercise thereof or preclude the exercise of any other right or remedy, and a waiver expressly made in writing on one occasion will be effective only in that specific instance and only for the precise purpose for which given, and will not be construed as a consent to or a waiver of any right or remedy on any future occasion or a waiver of any right or remedy against any other party.

13.7            Attorneys’ Fees.  In the event that any of the parties hereto (or any successor thereto) resorts to legal action, including arbitration, in order to enforce, defend or interpret any of the terms or the provisions of this Agreement, the prevailing party (as determined by the court, arbitrator or other authority before which such suit or proceeding is validly commenced hereunder) shall be entitled to receive, in addition to such other remedies as shall be awarded to it in such legal action, reimbursement from the non-prevailing party or parties for all reasonable attorneys’ fees and all other costs incurred in commencing or defending such action.  In addition, the prevailing party shall be entitled to recover from the non-prevailing party or parties post-judgment reasonable attorneys’ fees incurred by the prevailing party in enforcing a judgment against the non-prevailing party or parties.  Notwithstanding anything in this Agreement to the contrary, the provisions of the preceding sentence are intended to be severable from the balance of this Agreement, shall survive any judgment rendered in connection with the aforesaid legal action, and shall not be merged into any such judgment.

13.8            Notice.  All notices, requests, demands, and other communications required to or permitted to be given under this Agreement shall be in writing and shall be conclusively deemed to have been duly given (a) when hand delivered to the other party; or (b) when received when sent by facsimile at the address and number set forth below (provided, however, that notices given by facsimile shall not be effective unless the receiving party delivers a written confirmation of receipt for such notice either by facsimile or any other method permitted under this Section; additionally, any notice given by facsimile shall be deemed received on the next business day if such notice is received after 5:00 p.m. (recipient’s time) or on a nonbusiness day); or (c) three business days after the same have been deposited in a United States post office with first class or certified mail return receipt requested postage prepaid and addressed to the parties as set forth below; or (d) the next business day after the same have been deposited with a national overnight delivery service reasonably approved by the parties (Federal Express and DHL WorldWide Express being deemed approved by the parties), postage prepaid, addressed to the parties as set forth below with next-business-day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider.  Each party shall make an ordinary, good faith effort to ensure that it will accept or receive notices that are given in accordance with this Section, and that any person to be given notice actually receives such notice.  A party may change the address of such party given below for purposes of this Section by giving the other party written notice of the new address in the manner set forth above.

If to NUTRA to:

NutraCea
1261 Hawk’s Flight Court
El Dorado Hills, CA 95762
Attention: Bradley Edson

If to ITV to:

ITV Global Inc.
P.O. Box 7014
Beverly, Ma 01915
Attention: Christopher Wood

13.9      Headings.  The captions and other headings contained in this Agreement are for convenience only and shall not be considered a part of or effect the construction and interpretation of any provision of this Agreement.

13.10    Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same document.

13.11    Term.  Subject to earlier termination as provided below, the term of this Agreement will commence on the date of this Agreement and shall continue two years (2) from the above date.  This agreement will automatically renew for an additional twelve (12) month term following the last day of this Agreement.

13.12    General Interpretation.  The terms of this Agreement have been negotiated by the parties hereto and the language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent.  This Agreement shall be construed without regard to any presumption or rule requiring construction against the party causing such instrument or any portion thereof to be drafted, or in favor of the party receiving a particular benefit under the Agreement.  No rule of strict construction will be applied against any person.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the day and year first written above.

NUTRACEA®,	ITV GLOBAL, INC.
A California Corporation	A Nevada Corporation

By:	By:

Its:	Its:

EXHIBIT A

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